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[KPMG PEAT MARWICK LLP LETTERHEAD]




                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
MHM Services, Inc.

We consent to the use of our report dated June 27, 1997, on the statement of net assets available for plan benefits as of September 30, 1996, and the related statement of changes in net assets available for plan benefits for the year then ended for the Mental Health Management, Inc. Employees' Savings Plan (the "Plan") included in the Annual Report on Form 11-K relating to the Plan filed by MHM Services, Inc. for the years ended September 30, 1996 and 1995, and to the incorporation by reference of such report in the Registration Statement on Form S-8 pertaining to the Plan (File No. 333-09147).


                                                     /s/ KPMG PEAT MARWICK LLP



McLean, Virginia
September 25, 1998